Exhibit 10.2

AMENDMENT NO. 7
TO THE RETIREMENT BENEFIT PLAN
FOR ALFRED M. RANKIN, JR.
(As Amended and Restated Effective as of January 1, 1994)

     WHEREAS, NACCO Industries, Inc. (the “Employer”) originally adopted the Retirement Benefit Plan for Alfred M. Rankin Jr. (the “Plan”) effective as of March 1, 1989 and has since amended the Plan; and

     WHEREAS, the Plan is classified as a “nonqualified deferred compensation plan” under the Internal Revenue Code of 1986, as amended (the “Code”); and

     WHEREAS, the American Jobs Creation Act of 2004, P.L. 108-357 (the “AJCA”) added a new Section 409A to the Code, which significantly changed the Federal tax law applicable to “amounts deferred” under the Plan after December 31, 2004; and

     WHEREAS, pursuant to the AJCA, the Secretary of the Treasury and the Internal Revenue Service will issue proposed, temporary or final regulations and/or other guidance with respect to the provisions of new Section 409A of the Code (collectively, the “AJCA Guidance”); and

     WHEREAS, the AJCA Guidance has not yet been issued.

     NOW THEREFORE, the Employer hereby adopts this Amendment No. 7 to the Plan, which amendment is intended to (1) allow amounts deferred prior to January 1, 2005 to qualify for “grandfathered” status and continue to be governed by the law applicable to nonqualified deferred compensation prior to the addition of Code Section 409A (as specified in the Plan as in effect before the adoption of this Amendment No. 7) and (2) cause amounts deferred after December 31, 2004 to be deferred in compliance with the requirements of Code Section 409A.

Words used herein with initial capital letters which are defined in the Plan are used herein as so defined.

Section 1

     Article I of the Plan is hereby amended by adding a new Section 1.5 to the end thereof, to read as follows:

“Section 1.5. American Jobs Creation Act (AJCA).

     (a) It is intended that the Plan (including any Amendments thereto) comply with the provisions of Section 409A of the Code, as enacted by the AJCA, so as to prevent the inclusion in gross income of any amount credited to the Participant’s Account hereunder in a taxable year that is prior to the taxable year or years in which such amounts would otherwise be actually distributed or made available to the Participant. The Plan shall be administered in a manner that will comply with Section 409A of the Code, including proposed, temporary or final regulations or any other guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto (collectively with the AJCA, the “AJCA Guidance”). Any Plan provision that would cause the Plan to fail to satisfy Section 409A of the Code (including, without limitation, any provisions of this Amendment No. 6) shall have no force and effect until amended to comply with Code Section 409A (which amendment may be retroactive to the extent permitted by the AJCA Guidance).

     (b) Neither the Compensation Committee of the Board of Directors of the Employer (the “Compensation Committee”) nor the NACCO Industries, Inc. Benefits Committee shall take any action hereunder that would violate any provision of Section 409A of the Code. It is intended that the Participant’s elections hereunder for amounts deferred after December 31, 2004 will comply with Code Section 409A and the AJCA Guidance. The Compensation Committee is authorized to adopt rules or regulations deemed necessary or appropriate in connection therewith to anticipate and/or comply with the requirements thereof (including any transition or grandfather rules thereunder).

     (c) The effective date of this Amendment No. 7 is January 1, 2005. As stated below, this Amendment creates two separate Sub-Accounts for the Participant — (i) the “Grandfathered Sub-Account” for amounts that are “deferred” (as such term is defined in the AJCA Guidance) as of December 31, 2004 (and earnings thereon) and (ii) the “Post-2004 Sub-Account” for amounts that are deferred after December 31, 2004 (and earnings thereon). This Amendment also modifies the distribution elections for the Post-2004 Sub-Account to comply with the requirements of Code Section 409A. In furtherance of, but without limiting the foregoing, any Supplemental Benefit (and the earnings thereon) that are deemed to have been deferred prior to January 1, 2005 and that qualify for “grandfathered status” under Section 409A of the Code shall continue to be governed by the law applicable to nonqualified deferred compensation prior to the addition of Section 409A to the Code and shall be subject to the terms and conditions specified in the Plan as in effect prior to the effective date of this Amendment No. 7. In particular, to the extent permitted under AJCA Guidance, the provisions of the Plan as in effect prior to January 1, 2005 shall govern the Supplemental Benefits that are earned during 2004, but credited to the Participant’s Account in 2005.”

Section 2

     Section 2.1(1) of the Plan is hereby amended by adding the following sentence to the end thereof, to read as follows:

“The Participant’s Account shall be further divided into the following two Sub-Accounts: (a) the “Grandfathered Sub-Account” for amounts that are “deferred” (as such term is defined in the AJCA Guidance) as of December 31, 2004 (and earnings thereon) and (b) the “Post-2004 Sub-Account” for amounts that are deferred after December 31, 2004 (and earnings thereon).”

Section 3

     Section 2.1(5)(b) of the Plan is hereby amended by adding the phrase “or any successors thereto” to the end thereof.

Section 4

     Section 2.1(11) of the Plan is hereby amended by deleting the phrase “NACCO Materials Handling Group, Inc. Profit Sharing Plan” and replacing it with the phrase “NACCO Materials Handling Group, Inc. Profit Sharing Retirement Plan” therein.

Section 5

     Section 2.1(16) of the Plan is hereby amended in its entirety to read as follows:

     “SECTION 2.1(16). Unforeseeable Emergency shall mean an event which results in severe financial hardship to the Participant as a consequence of (a) an illness or accident of the Participant, the Participant’s spouse or dependent (within the meaning of Code Section 152(a)), (b) a loss of the Participant’s property due to casualty or (c) other similar extraordinary and unforeseeable circumstances arising as a result of events out of the control of the Participant.”

Section 6

     Section 3.3 of the Plan is hereby amended by adding a new paragraph to the end thereof, to read as follows:

     “The Employer shall make such credits and debits to the Participant’s Grandfathered Sub-Account or Post-2004 Sub-Account, as applicable.”

Section 7

     Section 3.4(d) of the Plan is hereby amended in its entirety to read as follows:

     “(d) Changes in Earnings Assumptions. The Compensation Committee may change the earnings rate credited on the Participant’s Account hereunder, to the extent permitted under Code Section 409A.”

Section 8

     Section 5.1 of the Plan is hereby amended (1) by renaming the Section as “Form and Timing of Distribution of Grandfathered Sub-Account” and (2) by adding the following new Subsection (g) to the end thereof, to read as follows:

     “(g) Notwithstanding any provision of the Plan to the contrary, the rules specified in this Section 5.1 shall only apply (i) to the amounts allocated to the Participant’s Grandfathered Sub-Account and (ii) to the extent that they do not otherwise violate the requirements of Code Section 409A.”

Section 9

     Article V of the Plan is hereby amended by adding the following new Section 5.2 to the end thereof, to read as follows:

“SECTION 5.2 Form and Timing of Distribution of Post-2004 Sub-Account.

     The provisions of this Section 5.2 shall apply solely to distributions of amounts that are allocated to a Participant’s Post-2004 Sub-Account.

     (a) Time of Payment. The Participant may irrevocably elect (at the time specified, and otherwise in accordance with, the requirements of Code Section 409A) to receive the Supplemental Benefit that is allocable to his Post-2004 Sub-Account as soon as practicable following one of the following dates: (i) the date on which he ceases to be employed by the Controlled Group, (ii) January 1 of the year following the date on which he ceases to be employed by the Controlled Group; (iii) the date on which he attains an age specified in the election form; (iv) January 1 of the year following the date on which he attains an age specified in the election form, or (v) the earlier or later of any two such dates. Notwithstanding the foregoing, (1) distribution may not commence until the Participant incurs a “separation from service” (as defined in Code Section 409A) and (2) if the Participant is a Key Employee (as defined in Section 416(i) of the Code (without regard to paragraph (5) thereof)) of the Employer, payment may not be made before the date that is 6 months after the date of such separation from service (or, if earlier, the date of death) to the extent that Code Section 409A(a)(2)(B)(i) is applicable. If the Participant does not make a timely election regarding the time of payment, his Supplemental Benefit attributable to his Post-2004 Sub-Account shall be distributed to the Participant in accordance with clause (i) of the first sentence of this Subsection (subject to the limitations of the second sentence hereof). Once made, the election (or deemed election) of a time of payment shall be irrevocable.

     (b) Form of Payment.

     (i) The Participant may elect (at the time specified, and otherwise in accordance with, the requirements of Code Section 409A) to receive the Supplemental Benefit that is allocable to his Post-2004 Sub-Account in the form of a lump sum payment or in the form of annual installment payments (for 10 years or such other time period as elected by the Participant), with the installment payments (if any) being calculated in accordance with the rules specified in Section 5.1. Any form of payment election must be in writing (on a form provided by the Secretary of the Employer) and filed with the Secretary of the Employer. If the Participant does not make a timely election regarding the form of payment, his Supplemental Benefit attributable to his Post-2004 Sub-Account shall be distributed to the Executive in the form of a single lump sum payment. Once made, the election (or deemed election) of a form of payment under this Section 5.2 shall be irrevocable except as specified in Section 5.2(b)(ii) below.

     (ii) Notwithstanding the foregoing, the Participant may change his form of payment election (or deemed election) by filing a subsequent written election with the Secretary of the Employer. However, such election will not be effective unless (1) it is made not less than 12 months prior to the date that distribution would have been made absent such election, (2) the first payment under such election will be made no less than five years from the date payment would have been made absent such election (excluding distributions made on account of the death of the Participant), and (3) such election will not take effect until at least 12 months after the date on which the election is made.

     (c) Payment to Beneficiaries. In the event of the death of the Participant, to the extent permitted under Code Section 409A, his Beneficiary shall receive a lump sum distribution of the balance of the Participant’s Post-2004 Sub-Account as soon as practicable after the Participant’s death. Notwithstanding the foregoing, to the extent permitted by Code Section 409A, the Participant may elect an alternate form of payment for his Beneficiary, subject to the timing and other requirements of Code Section 409A.

     (d) Unforeseeable Emergency Distribution. Notwithstanding the foregoing, the Employer may at any time, upon written request of the Participant, cause to be paid to such Participant an amount equal to all or any part of the Participant’s Post-2004 Sub-Account if the Employer determines, based on such reasonable evidence as it shall require, that such a payment or payments is necessary for the purpose of alleviating the consequences of an Unforeseeable Emergency. Payments made on account of an Unforeseeable Emergency shall be permitted only to the extent the amount does not exceed the amount necessary to satisfy the emergency need (plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution) and may not be made to the extent such Unforeseeable Emergency is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent such liquidation would not itself cause severe financial hardship.”

Section 10

     Article V of the Plan is hereby amended by adding a new Section 5.3 to the end thereof, to read as follows:

     “SECTION 5.3 Withholding/Taxes. To the extent required by applicable law, the Employer shall withhold from the Supplemental Benefits hereunder any income, employment or other taxes required to be withheld therefrom by any federal, state or local government.”

Section 11

     The second sentence of Section 6.2 of the Plan is hereby deleted in its entirety.

Section 12

     Section 6.4(a) of the Plan is hereby amended in its entirety to read as follows:

     “(a) The Employer shall be the sponsor of the Plan for purposes of ERISA. The Compensation Committee shall be the Plan administrator and shall be responsible for the general administration of the Plan and for carrying out the provisions hereof. The Compensation

Committee shall have discretion to interpret the provisions of the Plan, including, without limitation, by supplying omissions from, correcting deficiencies in or in resolving inconsistencies or ambiguities in the language of the Plan, to make factual findings with respect to any issue arising under the Plan and to decide disputes arising under the Plan and to make any determinations (including factual determinations) with respect to benefits payable hereunder. Notwithstanding the foregoing, the Compensation Committee shall not have the right to interpret the Plan in a manner that is inconsistent with the requirements of Section 409A of the Code.”

Section 13

     The first sentence of Section 7.1 of the Plan is hereby amended in its entirety to read as follows:

     “Subject to Section 7.3, the Employer (with the approval or ratification of the NACCO Industries, Inc. Benefits Committee) does hereby reserve the right to amend, at any time, any or all of the provisions of the Plan, without the consent of the Participant, Beneficiary or any other person.”

Section 14

     Section 7.2 of the Plan is hereby amended by deleting the phrase “Committee” and replacing it with the phrase “Compensation Committee” each time it appears therein.

Section 15

     Section 7.3 of the Plan is hereby amended by adding the following clause to the end thereof, to read as follows:

     “; provided, however, that these limitations shall not apply to an amendment or termination that the Company deems necessary to ensure compliance with Section 409A of the Code.”

     EXECUTED this 28th day of December, 2004.

NACCO INDUSTRIES, INC.

By:	/s/ Charles A. Bittenbender

Title: Vice President, General Counsel and Secretary